Exhibit 99.1 news release

Ovintiv Announces Agreement to Sell its Anadarko Assets

DENVER, February 17, 2026 – Ovintiv Inc. (NYSE, TSX: OVV) (“Ovintiv” or the “Company”) announced today that it has entered into a definitive agreement to sell its Anadarko assets, located in Oklahoma, to an undisclosed buyer, for cash proceeds of $3.0 billion.

The sale includes approximately 360 thousand net acres, which represents substantially all of the company’s acreage in the play. Month to date production in February is approximately 90 thousand barrels of oil equivalent per day including approximately 27 thousand barrels per day of oil and condensate, approximately 240 million cubic feet per day of natural gas and approximately 23 thousand barrels per day of natural gas liquids (“NGLs”).

“This transaction marks a significant milestone by focusing our portfolio, delivering on our debt target, and unlocking increased returns to our shareholders,” said Brendan McCracken, Ovintiv President and CEO. “We have built one of the deepest premium inventory positions in our industry in the two most valuable plays in North America, the Permian and the Montney. This positions us to deliver superior returns for our shareholders for many years to come.”

The sale is subject to the satisfaction of normal closing conditions and customary closing adjustments. The transaction is expected to close early in the second quarter of 2026 with an effective date of January 1, 2026.

Wells Fargo is serving as financial advisor to Ovintiv on the transaction. Kirkland & Ellis LLP is serving as legal advisor to Ovintiv on the transaction.

Ovintiv plans to issue its full-year and first quarter 2026 guidance and its updated shareholder return framework with the release of its fourth-quarter and full-year 2025 results on February 23, 2026.

Important information

Ovintiv reports in U.S. dollars unless otherwise noted. Production estimates are reported on an after-royalties basis, unless otherwise noted. Unless otherwise specified or the context otherwise requires, references to “Ovintiv,” “our” or to “the Company” includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

Please visit Ovintiv’s website and the Investor Relations page at www.ovintiv.com and investor.ovintiv.com, where Ovintiv often discloses important information about the Company, its business, and its results of operations.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, "forward-looking statements") within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, except for statements of historical fact, that relate to the anticipated future activities, plans, strategies, objectives or expectations of the Company are forward-looking statements. When used in this news release, the use of words and phrases such as "anticipates," "believes," "continue," "could," "estimates," "expects," "focused on," "forecast," "guidance," "intends," "maintain," "may," "opportunities," "outlook," "plans," "potential," "strategy," "targets," "will," "would" and other similar terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words or phrases. Without limiting the generality of the foregoing, forward-looking statements contained in this news release include: expectations that the Anadarko assets divestiture will support achievement of Ovintiv’s debt target and increase returns to shareholders; the expected closing date of the Anadarko assets divestiture; and the timing for Ovintiv’s full-year and first quarter 2026 guidance and updated shareholder return framework.

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The forward-looking statements provided in this news release are based upon a number of material factors and assumptions that Ovintiv has made in respect thereof as of the date of this news release, including, without limitation: future commodity prices and basis differentials; the Company's ability to consummate any pending acquisition or divestiture (including the transaction described herein); the ability of the Company to access credit facilities and capital markets; the availability of attractive commodity or financial hedges and the enforceability of risk management programs; the Company's ability to capture and maintain gains in productivity and efficiency; the ability for the Company to generate cash returns and execute on its share buyback plan; expectations of plans, strategies and objectives of the Company, including anticipated production volumes and capital investment; the Company's ability to manage cost inflation and expected cost structures, including expected operating, transportation, processing and labor expenses; the outlook of the oil and natural gas industry generally, including impacts from changes to the geopolitical environment; and projections made in light of, and generally consistent with, the Company's historical experience and its perception of historical industry trends; and the other assumptions contained herein. Although the Company believes the expectations represented by its forward-looking statements are reasonable based on the information available to it as of the date such statements are made, forward-looking statements are only predictions and statements of our current beliefs and there can be no assurance that such expectations will prove to be correct.

All forward-looking statements contained in this news release are made as of the date of this news release and, except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statements. The forward-looking statements contained or incorporated by reference in this news release, and all subsequent forward-looking statements attributable to the Company, whether written or oral, are expressly qualified by these cautionary statements.

The reader should carefully read the risk factors described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and in other filings with the SEC or Canadian securities regulators, for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements. Other unpredictable or unknown factors not discussed in this new release could also have material adverse effects on forward-looking statements.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

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